EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Apple iSports secures up to $25 Million Capital Facility from LDA Capital Group, LLC to propel Gaming and Entertainment Acquisitions.

Irvine, CA, August 5, 2025 – Apple iSports (OTC-QB: AAPI) (“Company” or “Apple iSports” or “AiS”), a gaming, entertainment, media and technology services company, is pleased to announce the commitment of a growth capital facility by LDA Capital Group, LLC (“LDA Capital”).

Key Highlights

■	LDA Capital and Apple iSports have entered into a 3-year common stock purchase facility (the “Facility”) in an amount up to USD $25 million, with an option to increase to USD $50 million. The Facility is subject to certain draw down conditions.

■	The Board of Directors of Apple iSports has unanimously approved entering into the Facility, which may be used for working and growth capital purposes.

■	The Company will apply its significant management skills and industry relationships to proceed with the Company’s potential uplisting.

■	The Facility underscores the strong market confidence in Apple iSports’ business strategy to grow in the gaming and entertainment sectors over the next five years.

Strategic and Financial Rationale Key

Funding under the facility combined with the Company’s most recent agreement to acquire LBC Enterprises Pty Ltd, underscores Apple iSports’ ability to execute on its stated business strategy. The funding will underpin the Company’s ambitions and excellent relationships in the gaming and entertainment communities by securing highly accretive gaming and wagering revenue streams from business enterprise (B2B) and consumers (B2C). In doing so, this will position the Company to become a highly competitive player in the U.S. online gambling services ecosystem.

Messrs. Joe Martinez and Lyndon Hsu, Directors of the Company, jointly commented, “We are delighted to have secured a funding facility from LDA Capital, which will allow us to strengthen our balance sheet and accelerate our development and growth.” Mr. Martinez elaborated, “What’s exciting about our relationship with LDA in conjunction with LBC is to penetrate the USA market and have an international footprint that AiS will have because of these actions. The combination will provide a competitive advantage globally by having a vertical integration of our operations and a funding partner that views the global market as key to our success.”

Mr. Warren Baker, Co-Founder and Managing Partner at LDA Capital, stated, “LDA Capital is excited to partner with Apple iSports in their quest to build out a high-quality gaming and entertainment business in prime markets such as the USA and expand to global markets. Our commitment to the Company will enhance their expansion efforts, and we look forward to supporting their ambitions.”

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About Apple iSports Group, Inc.

Apple iSports is a rapidly emerging gaming, entertainment, and technology services provider to B2B and B2C. The Company’s core businesses include development of gaming, entertainment, media, and wagering. The core team behind Apple iSports has over four decades of gaming and wagering experience in regulated markets such as Australia, the U.K., and Europe. The Company now brings that experience to the U.S., complemented by powerful corporate and finance capabilities.

For additional information about the Apple iSports platform, please visit.

■	https://appleisports.com.

■	Corporate and investor information at https://corporate.appleisports.com.

About LDA Capital Group, LLC

LDA Capital is a global alternative investment group with expertise in complex cross-border transactions. LDA Capital has successfully completed more than 300 financings and business partnerships with both listed and private companies in 43 countries, with a total transaction value of over USD 11 billion. LDA’s real estate investment activities span Latin America, the Caribbean, and Europe, providing exposure to a diverse range of real estate asset classes within its varied portfolio.

For more information about LDA Capital Group, please visit the following website: https://ldacap.com.

Special Note Regarding Forward-Looking and Cautionary Statements

This release contains forward-looking financial information related to the Company’s strategic growth initiatives. Actual results may differ due to market conditions and other factors. Apple iSports Group, Inc. assumes no obligation to update forward-looking statements except as required by law.

Media Contact:

Cathy Verlench

Controller & Head of Media Relations

Apple iSports

949-247-4210

cathy.verlench@appleisports.com

www.appleisports.com

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